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                                                                   EXHIBIT 99(K)

                            AMENDMENT NUMBER SEVEN
                                    TO THE
                           BW/IP INTERNATIONAL, INC.
                           CAPITAL ACCUMULATION PLAN
                (as amended and restated as of January 1, 1992)

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          The BW/IP International, Inc. Capital Accumulation Plan, as amended and restated as of January 1, 1992 (the "Plan"), is hereby amended in the following respects:

          1.   Distributions in the Event of Disposition of Assets.
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          Section 8.1 of the Plan is hereby amended by deleting the same and inserting in lieu thereof the following:

          "Termination of Employment.  Upon the termination of a Participant's
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          employment with the BW/IP Companies which otherwise constitutes a separation from service under Code Section 401(k), the vested portion of all assets in the Participant's Account shall thereafter be distributed to him or his Beneficiary, as the case may be, pursuant to Subsection 8.5 and 8.5A; provided, however, that nothing in this
          Section 8 shall be deemed to permit a Participant or Beneficiary to receive a distribution of any part of an Account held in the Executive Life Fund, whether in the form of a lump sum distribution or installment payments, except to the extent the Committee determines, pursuant to Subsection 6.5(b)(ii), that such amounts may be liquidated from the Executive Life Fund. Notwithstanding the preceding sentence, if the Committee shall so determine and permit, upon the sale or other disposition by any corporation which is an Employer of substantially all of the assets used in a trade or business of such Employer or of a subsidiary of any such Employer ("Transferor Employer") to an unrelated entity (as defined in Treas. Reg. Section 1.401(k)- 1(d)(4)(iv)(B)) ("Acquiring Entity"), a Participant who continues employment with the Acquiring Entity shall be entitled to receive a lump sum distribution (as defined in Code Section 401(k)(10)(B)) from the Plan, but only if such distribution is made in connection with such disposition, the Acquiring Entity does not maintain the Plan after such disposition and the Transferor Employer continues as an Employer with respect to the Plan after such disposition. It is expressly determined that the preceding sentence shall apply to a sale of the assets
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          of Fluid Controls Division of the Company to E-Systems, Inc. on or
          before December 31, 1994, if the conditions set forth in such preceding sentence are satisfied.

          2.   Investment of Amounts Paid in Installment.
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          The Plan is amended by deleting Section 8.6 thereof in its entirety and such section shall be left blank.


          3.   Effective Date.
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          The amendment made by paragraph 1 hereof shall be effective as of
October 1, 1994 and the amendment made by paragraph 2 hereof shall be effective as of January 1, 1993.

          4.   Ratification and Re-Affirmation.
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          Except as specifically amended hereby, the Plan, as heretofore amended to date shall remain in full force and effect in accordance with its terms.

          IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed at Long Beach, California, as of the 1st day of October, 1994.
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                                           BW/IP International, Inc.

                                           By  /s/ D.G. Taylor
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                                           Its Vice President
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